Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
JANUARY 9, 2007
CHEVRON ISSUES ITS INTERIM UPDATE FOR THE FOURTH QUARTER OF 2006
     SAN RAMON, Calif., January 9, 2007 — Chevron Corp. today issued its interim update for the fourth quarter of 2006. Relative to record third quarter earnings, the company expects results in the fourth quarter to be adversely affected by lower commodity prices, lower Downstream margins and lower refinery utilization attributable to planned maintenance and construction activities worldwide.
     The interim update contains certain industry and company operating data for the fourth quarter. The production volumes, realizations, margins, and other identified items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on February 2, 2007 in the Fourth Quarter 2006 Earnings Press Release. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the fourth quarter 2006 versus full third quarter 2006 results.
EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International results are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.

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		2005	2006			4Q through	4Q through
		4Q	1Q	2Q	3Q	Nov	Dec 31
U.S. Upstream
Net Production:
Liquids	MBD	444	453	463	464	468
Natural Gas	MMCFD	1,638	1,782	1,832	1,846	1,788
BOE	MBOED	717	750	768	772	766

Pricing:
Avg. WTI Spot Price	$/Bbl	60.06	63.35	70.57	70.56	59.11	60.06
Avg. Midway Sunset Posted Price	$/Bbl	49.07	51.28	58.71	59.08	47.03	48.20
Nat. Gas-Henry Hub. “Bid Week” Avg.	$/MCF	12.99	8.99	6.81	6.58	5.66	6.56
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	10.30	7.77	5.65	6.09	5.32	5.82
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	9.56	7.17	5.26	5.31	4.20	4.67

Average Realizations:
Crude	$/Bbl	52.87	54.99	62.30	63.98	52.26
Liquids	$/Bbl	52.10	53.45	60.07	61.99	50.27
Natural Gas	$/MCF	10.22	7.46	5.89	5.93	5.42

Exploration Expense	$MM, B/T	109	106	86	76	n/a	n/a

International Upstream
Liquids	MBD	1,271	1,228	1,239	1,267	1,315
Other Produced Volumes	MBD	147	138	123	141	36
Total	MBD	1,418	1,366	1,362	1,408	1,351

Natural Gas	MMCFD	3,289	3,165	3,234	3,119	3,071
BOE — incl. Other Produced Volumes	MBOED	1,966	1,894	1,901	1,928	1,863
Pricing:
Avg. Brent Spot Price	$/Bbl	57.02	61.88	69.39	69.72	58.55	59.44

Average Realizations:
Liquids	$/Bbl	50.26	55.13	62.24	61.90	50.85
Natural Gas	$/MCF	3.50	3.78	3.82	3.66	3.73

Exploration Expense	$MM, B/T	165	162	179	208	n/a	n/a
     U.S. liquids and natural gas production declined almost 1 percent from the third quarter, largely due to planned project activity — particularly in the Gulf of Mexico, which continued into December. Combined international liquids and natural gas production volumes were down 3.4 percent versus the third quarter; effective with the fourth quarter production volumes reflect the impact of the conversion to Empresas Mixtas in Venezuela, which is estimated to reduce volumes on the order of 90,000 barrels per day.
     U.S. crude realizations decreased by $11.72 per barrel — in line with the decrease in WTI and California heavy crude prices. International liquids realizations declined $11.05 per barrel, in line with the decrease in Brent spot prices.
     U.S. natural gas realizations declined $0.51 per thousand cubic feet — less than a composite of bid-week price changes for Henry Hub, Rocky Mountain and California border, due to the mix of production in the various regions and spot sales.
REFINING AND MARKETING
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

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		2005	2006			4Q through	4Q through
		4Q	1Q	2Q	3Q	Nov	Dec 31
Downstream
Market Indicators	$/Bbl
Refining Margins
USWC — ANS 5-3-1-1		16.00	18.32	29.06	19.36	19.85	20.55
USGC LHD — Avg of Mogas + Dist, less Fuel Oil		30.96	25.56	37.04	34.10	26.79	27.58
Singapore — Dubai 3-1-1-1		5.79	4.21	8.77	4.07	2.14	1.96
N.W. Europe — Brent 3-1-1-1		2.79	0.12	1.65	(0.22)	(1.18)	(2.06)

Marketing Margins
U.S. West — LA Mogas DTW to Spot		9.06	1.11	1.65	11.08	4.73	4.32
U.S. East — Houston Mogas Rack to Spot		3.60	2.02	4.96	7.31	4.52	4.64
Asia-Pacific / Middle East / Africa		4.59	4.16	3.27	4.42	6.26
United Kingdom		5.64	3.95	5.70	7.31	5.00
Latin America		5.47	6.21	5.28	5.92	5.74

Actual Volumes:
U.S. Refinery Input	MBD	896	939	935	967	930
Int’l Refinery Input	MBD	1,040	1,082	1,063	1,055	936
U.S. Branded Mogas Sales	MBD	587	595	613	625	619
Footnote
Effective April 1, 2006, the company adopted a new accounting standard, Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” and reported prospectively the net effect of buy/sell transactions that fall within the scope of this statement on its Consolidated Statement of Income as “Purchased crude oil and products.” This accounting change has had no effect on Chevron’s reported net income but has resulted in a reduction in reported “Sales and other operating revenues” and refined products sales volumes.
     U.S. refinery input volumes and conversion capacity utilization decreased primarily due to planned downtime and a seasonal decline in the production of asphalt volumes. During the quarter the Pascagoula refinery underwent a 75-day planned shutdown of its Fluid Catalytic Cracking (FCC) unit, during which time the announced FCC expansion was completed; the unit returned to normal operations in mid-December. In addition, the El Segundo refinery experienced major planned maintenance. Outside the U.S., refinery input volumes were also lower largely due to sizeable planned maintenance downtime at the Pembroke refinery.
     The U.S. Gulf Coast light-heavy-differential marker fell significantly — about $7.30 per barrel, or just over 20 percent. And while the U.S. West Coast industry refining indicator improved slightly relative to the third quarter, the company does not expect to benefit to the full extent indicated given the mix of crudes run at the company’s West Coast refineries. Outside the U.S., benchmark refining margins also fell and continued to trend downward in December.
     Los Angeles mogas marketing margin indicators declined appreciably (about $6.35 per barrel) and the Houston mogas indicator fell by roughly $2.80 per barrel. For the first two months of the quarter, actual marketing margins realized in the U.S. were lower than indicator margins based on different product and location mix effects. Internationally, indicative marketing margins were generally weaker, except in Asia.
CHEMICALS

		2005	2006			4Q through	4Q through
		4Q	1Q	2Q	3Q	Nov	Dec 31
Chemicals Source: CMAI	Cents/lb

Ethylene Industry Cash Margin		21.19	20.82	14.22	17.02	18.67	15.68
HDPE Industry Contract Sales Margin		13.20	14.94	12.06	12.79	13.18	11.94
Styrene Industry Contract Sales Margin		12.19	12.31	11.73	11.24	11.65	11.68
Footnote
Prices, economics and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, industry indicator margins were mixed relative to the third quarter.

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ALL OTHER
     Our standard guidance for net after-tax charges for corporate and other activities, excluding the company’s equity share of Dynegy’s results, is between $160 million and $200 million. For the fourth quarter we expect that actual results will be at or above the high end of that range. Due to the potential for irregularly occurring accruals related to tax items, pension settlements, and other corporate items, actual results may differ.
Cautionary Statement Relevant To Forward-Looking Information For The Purpose Of “Safe Harbor’’ Provisions Of The Private Securities Litigation Reform Act Of 1995
This Interim Performance Update contains forward-looking statements that are based on management’s current expectations, estimates and projections. These statements are subject to certain risks, uncertainties and other factors. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the factors that could cause actual results to differ materially are the effects on the company’s earnings from changes in prices of and demand for crude oil and natural gas; timing of exploration expenses; potential failure to achieve expected production from existing and future oil and gas development projects; potential disruption or interruption of the company’s production or manufacturing facilities due to war, accidents, political events, civil unrest and severe weather; gains or losses from asset dispositions or impairments; and foreign currency movements compared with the U.S. dollar, and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2005 Annual Report on Form 10-K. Unless legally required, Chevron undertakes no obligation to update publicly the information contained in this Interim Performance summary.